Date:	July 20, 2017

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS SECOND QUARTER 2017 EARNINGS

•	Loan growth of $230.7 million (21.8%) during last four quarters

•	Q2 2017 net income of $4.3 million and diluted EPS of $0.49

•	Net interest margin of 3.54% for Q2 2017

•	Average shareholders’ equity of $206.8 million is 11.91% of average assets

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income of $4,279,000 compared to $4,088,000 for the second quarter of 2016, a $191,000 or 4.7% increase. Basic net income per common share was $0.50 for the 2017 quarter compared to $0.47 for the 2016 quarter. Diluted net income per common share was $0.49 for the 2017 quarter compared to $0.47 for the 2016 quarter. Net income for the second quarter of 2017 produced annualized return on average assets of 0.99%, on average equity of 8.28%, and on average tangible equity of 10.93%.
Net income for the first six months of 2017 was $8,342,000 compared to $8,216,000 for the comparable period of 2016, a $126,000 or 1.5% increase. Basic net income per common share was $0.97 for the 2017 period compared to $0.95 for the 2016 period. Diluted net income per common share was $0.96 for the 2017 period compared to $0.95 for the 2016 period.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “We are pleased to report continued strong growth in our balance sheet. Over the past year, loans have increased $230.7 million or 21.8%. In the past six months, loans have increased $123.9 million or 10.6%. We are very encouraged that active business development and improving local economic conditions are resulting in this high quality growth. However, the continuing challenge for us, in this hyper-competitive environment, is achieving reasonable risk adjusted yield on our lending.
“Loans require liquidity. Deposits have grown $164.5 million or 12.7% over the past year. In the past six months, deposits have grown $92.2 million or 6.7%. This growth is mostly in non-maturity, core deposits, the heart of our balance sheet. We continue striving to grow these core deposits and their affiliated relationships, but, like the asset side of the balance sheet, the challenge is to do that in a cost effective yet competitive manner. Our cost of interest bearing deposits for the second quarter was 0.52%, compared to 0.54% for the 2016 quarter.
“On the earnings side, net income for the second quarter was $4,279,000 compared to $4,088,000, an increase of $191,000 or 4.7%.
“Net interest income was up by $1,752,000 (14.4%) in the second quarter of 2017 compared to the second quarter of 2016, driven primarily by growth in loans.
“Provision for loan losses was up $300,000 in the second quarter of 2017, compared to the second quarter of 2016. The need for additional provision expense directly related to continued strong loan growth.
“Noninterest expense increased in the 2017 quarter by $1,055,000 (10.9%). The higher level of expense primarily related to our entry into two new markets in the fourth quarter of 2016.”
Haley concluded, “We are delighted with our balance sheet growth in loans and deposits over the past year. Slightly less than half our growth has been in our new markets, Roanoke and Winston-Salem. We expect growth will continue, but at a somewhat reduced pace. We acknowledge that rising interest rates and hyper-competitive market forces together will put continued pressure on our net interest margin. We are enthusiastic about our ability to manage these challenges and prevail in the community bank marketplace. American National Bank continues to be optimistic about the future of community banking.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended June 30, 2017, average shareholders’ equity was 11.91% of average assets, compared to 12.67% for the quarter ended June 30, 2016.
Book value per common share was $23.96 at June 30, 2017, compared to $23.54 at June 30, 2016.
Tangible book value per common share was $18.72 at June 30, 2017, compared to $18.20 at June 30, 2016.

Credit Quality Measurements
Non-performing assets represented 0.31% of total assets at June 30, 2017, compared to 0.29% at June 30, 2016.
Annualized net recoveries to average loans were six basis points (0.06%) for the second quarter compared to net charge offs of two basis points (0.02%) for the same quarter in 2016.
Other real estate owned was $1,686,000 compared to $1,289,000 at June 30, 2016, an increase of $397,000 or 30.8%.

Acquisition Related Financial Impact
The purchase accounting adjustments related to our two recent acquisitions have had and continue to have a positive impact on net interest income and income before income taxes for American National. The impact of the adjustments is summarized below (dollars in thousands):

Increases to:

For the quarter ended June 30,	2017	2016
Net Interest Income	$595	$352
Income Before Income Taxes	$392	$64

For the six months ended June 30,	2017	2016
Net Interest Income	$1,029	$1,353
Income Before Income Taxes	$661	$777

During the second quarter of 2017, the Company received a substantial payoff and a pay-down of two purchased credit impaired loans that resulted in $220,000 in cash-basis accretion income.

Net Interest Income
Net interest income before the provision for loan losses increased to $13,912,000 in the second quarter of 2017 from $12,160,000 in the second quarter of 2016, an increase of $1,752,000 or 14.4%.
For the 2017 quarter, the net interest margin was 3.54% compared to 3.45% for the same quarter in 2016, an increase of nine basis points (0.09%). The increase in net interest income related to higher volumes of earning assets.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the second quarter of 2017 was $350,000 compared to $50,000 for the second quarter of 2016.
The allowance for loan losses as a percentage of total loans was 1.06% at June 30, 2017 compared to 1.20% at June 30, 2016.
There was significant growth in loans outstanding in the second quarter 2017, a net of $68.7 million or 5.6%. The need for additions to the allowance for loan losses was mitigated by improvement in various qualitative factors used in the determination of the allowance, notably national and local economic conditions and continued favorable asset quality metrics.

Noninterest Income
Noninterest income totaled $3,348,000 in the second quarter of 2017, compared with $3,367,000 in the second quarter of 2016, a decrease of $19,000 or 0.6%. There was little net change in total revenue during the quarter.

Noninterest Expense
Noninterest expense totaled $10,711,000 in the second quarter of 2017, compared to $9,656,000 in the second quarter of 2016, an increase of $1,055,000 or 10.9%.         The major driver of the increase was salaries related to the de novo operations in Roanoke and Winston-Salem. Overall salaries expense increased $702,000 or 17.4%. Total full time equivalent employees were 328 at the end of the second quarter of 2017, compared to 302 at the end of the comparable quarter of 2016.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.8 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 27 banking offices and two loan production offices. American National Bank also manages an additional $818 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; changes in technology and information security; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.